Exhibit 4.8
GLORI ENERGY INC.
SERIES C PREFERRED STOCK PURCHASE AGREEMENT
DECEMBER 30, 2011

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SERIES C PREFERRED STOCK PURCHASE AGREEMENT
     THIS SERIES C PREFERRED STOCK PURCHASE AGREEMENT (the “Agreement”) is entered into as of this 30th day of December 2011, by and among Glori Energy Inc. (f/k/a Glori Oil Limited), a Delaware corporation (the “Company”), and the purchasers listed from time to time on Exhibit A attached hereto (each a “Purchaser” and collectively, the “Purchasers”).
     WHEREAS, the Company desires to sell to the Purchasers, and the Purchasers desire to purchase from the Company, shares of Series C Preferred Stock, par value $0.0001 per share (the “Series C Preferred Stock”), to be authorized by the Company pursuant to the terms set forth herein.
     NOW, THEREFORE, in consideration of the foregoing, and of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement, the parties hereto hereby agree as follows:
     1. Purchase and Sale of Preferred Stock.
          1.1 Sale and Issuance of Series C Preferred Stock.
               (a) The Company shall adopt and file with the Secretary of State of the State of Delaware on or before the Initial Closing (as defined below) the Amended and Restated Certificate of Incorporation in the form of Exhibit B attached to this Agreement (the “Restated Certificate”).
               (b) Subject to the terms and conditions of this Agreement, the Purchasers agree to purchase at the Initial Closing, and the Company agrees to sell and issue to the Purchasers at the Initial Closing, that number of shares of Series C Preferred Stock set forth in the column designated “Initial Closing Shares” opposite such Purchaser’s name on Exhibit A, at a purchase price of $2.741 per share. The consideration for the purchased shares of Series C Preferred Stock shall be paid in cash or by the cancellation of indebtedness of the Company to any Purchaser (such cancellation of principal and accrued but unpaid interest is set forth on Exhibit A under the heading “Principal/Interest/Total Amount of Surrendered Debt.” The shares of Series C Preferred Stock, when issued to the Purchasers pursuant to this Agreement (including any Additional Initial Closing Shares, as defined below), shall be referred to in this Agreement as the “Shares.”
          1.2 Subsequent Closing. On or prior to January 16, 2012, the Company may sell, on the terms and conditions contained in this Agreement, up to an aggregate of 4,420,563 additional shares of Series C Preferred Stock (the “Additional Initial Closing Shares”) to (i) Gentry Glori Energy Investment LLC, (ii) Advantage Capital Partners or an Affiliate, (iii) any holder of the Company’s Series B Preferred Stock or (iv) such other purchasers to be determined by the Company. In such event, Exhibit A to this Agreement shall be amended and updated by the Company to reflect the number of Additional Initial Closing Shares sold by the Company. The Additional Initial Closing Shares shall be deemed sold as of the date of the Initial Closing for the purposes of Article Fourth, Section B, Subsection 1 of the Restated Certificate. As a condition to the sale by the Company to the purchasers contemplated by this Section 1.2, such purchasers shall, to the extent required by the Company, deliver to the Company a representation letter in form and substance satisfactory to the Company.
          1.3 Closing; Delivery.
               (a) The initial purchase and sale of the Shares shall take place remotely via the exchange of documents and signatures, at 10:00 a.m., Houston, Texas time, on December 30, 2011, or at such other time and place as the Company and the Purchasers purchasing a majority of the Initial Closing Shares mutually agree upon, orally or in writing (which time and place are designated as the “Initial Closing”).
               (b) The purchase and sale of any Additional Initial Closing Shares shall take place remotely via the exchange of documents and signatures, at such time and place as the Company and the Purchasers purchasing a majority of the Additional Initial Closing Shares mutually agree on, orally or in writing, subject to the limitations set forth in Section 1.2 (which time and place are designated as the “Additional Closing” and together with the Initial Closing, each referred to herein as, a “Closing”).
               (c) At each Closing, the Company shall deliver to the Purchasers a certificate representing the Shares being purchased by the Purchasers at such Closing against payment of the purchase price therefor by wire transfer to a bank account designated by the Company, by cancellation or conversion of indebtedness of the Company to the Purchasers, including interest, or by any combination of such methods.
          1.4 Use of Proceeds. In accordance with the directions of the Company’s Board of Directors, as it shall be constituted in accordance with the Third Amended and Restated Voting Agreement, the Company will use the proceeds from the sale of the Shares for product development and other general corporate purposes.
          1.5 Defined Terms Used in this Agreement. In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.
     “Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including, without limitation, any partner, officer, director, member or employee of such Person and any venture capital fund now or hereafter existing that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company with, such Person.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Company Intellectual Property” means all patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, trade secrets, licenses, domain names, mask works, information and proprietary rights and processes as are necessary to the conduct of the Company’s business as now conducted and as presently proposed to be conducted.

     “Indemnification Agreement” means the indemnification agreement between the Company and the director designated by any Purchaser entitled to designate a member of the Board of Directors pursuant to the Third Amended and Restated Voting Agreement.
     “Key Employee” means any executive-level employee (including vice president-level positions) as well as any employee or consultant who either alone or in concert with others develops, invents, programs or designs any Company Intellectual Property.
     “Knowledge,” including the phrase “to the Company’s knowledge,” shall mean the actual knowledge after reasonable investigation of the following officers: Stuart M. Page, Victor Perez and Dr. Thomas Ishoey.
     “Legal Opinion” means the opinion of Fulbright & Jaworski L.L.P. addressed to the Purchasers, in the form and substance reasonably satisfactory to the Purchasers hereto.
     “Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, prospects or results of operations of the Company.
     “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.
     “Purchaser” means each of the Purchasers who is a party to this Agreement.
     “Third Amended and Restated Investors’ Rights Agreement” means the agreement among the Company, The Energy and Resources Institute and the Purchasers, dated as of the date of the Initial Closing, in form and substance reasonably satisfactory to the parties hereto.
     “Third Amended and Restated Right of First Refusal and Co-Sale Agreement” means the agreement among the Company, the Purchasers, and certain other stockholders of the Company, dated as of the date of the Initial Closing, in form and substance reasonably satisfactory to the parties hereto.
     “Third Amended and Restated Voting Agreement” means the agreement among the Company, the Purchasers and certain other stockholders of the Company, dated as of the date of the Initial Closing, in form and substance reasonably satisfactory to the parties hereto.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     “Transaction Agreements” means this Agreement, the Third Amended and Restated Investors’ Rights Agreement, the Third Amended and Restated Right of First Refusal and Co-Sale Agreement, the Third Amended and Restated Voting Agreement and the Indemnification Agreements.
     2. Representations and Warranties of the Company.

          The Company hereby represents and warrants to each Purchaser that, except as set forth on the disclosure letter delivered by the Company to the Purchasers (the “Disclosure Letter”), which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are, to the Company’s knowledge, true and complete as of the date of the Initial Closing, except as otherwise indicated. The Disclosure Letter shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Section 2, and the disclosures in any section or subsection of the Disclosure Letter shall qualify other sections and subsections in this Section 2 only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.
          For purposes of these representations and warranties (other than those in Sections 2.2, 2.3, 2.4, 2.5 and 2.6), the term “the Company” shall include any subsidiaries of the Company, unless otherwise noted herein.
          2.1 Organization, Good Standing, Corporate Power and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.
          2.2 Capitalization. The authorized capital of the Company consists, immediately prior to the Initial Closing, of:
               (a) 100,000,000 shares of common stock, $0.0001 par value per share (the “Common Stock”), 3,009,592 shares of which are issued and outstanding immediately prior to the Initial Closing. All of the outstanding shares of Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws. The Company holds no treasury stock and no shares of Preferred Stock in its treasury.
               (b) 10,922,904 shares of Preferred Stock, 521,852 of which shares have been designated Series A Preferred Stock, 475,541 of which are issued and outstanding immediately prior to the Initial Closing, 2,901,052 of which shares have been designated Series B Preferred Stock, 2,901,052 of which are issued and outstanding immediately prior to the Initial Closing and 7,500,000 of which shares have been designated Series C Preferred Stock, none of which are issued and outstanding immediately prior to the Initial Closing. The rights, privileges and preferences of the Preferred Stock are as stated in the Restated Certificate and as provided by the general corporation law of the jurisdiction of the Company’s incorporation.
               (c) The Company has reserved 5,453,740 shares of Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to its 2006 Stock Option and Grant Plan duly adopted by the Board of Directors and approved by the Company stockholders (the “Stock Plan”). Of the 5,453,740 shares of Common Stock reserved for issuance under the Stock Plan, (x) 5,261,542 of such shares are reserved for issuance upon exercise of currently outstanding options, (y) 168,932 of such shares are currently issued and outstanding that were issued upon exercise of options granted, or pursuant to restricted stock purchases effected, under the Stock Plan, and (z) 23,266 shares remain available for future stock options and other awards permitted under the Plan. The Company has furnished to the Purchasers complete and accurate copies of the Stock Plan and forms of agreements used thereunder.
               (d) Section 2.2(d) to the Disclosure Letter sets forth the capitalization of the Company immediately following the Initial Closing, including the number of shares of the following: (i) issued and outstanding Common Stock, including, with respect to restricted Common Stock, vesting schedule and repurchase price; (ii) issued stock options, including vesting schedule and exercise price; (iii) stock options not yet issued but reserved for issuance; (iv) each series of Preferred Stock; and (v) warrants or stock purchase rights, if any. Except for (A) the conversion privileges of the Shares to be issued under this Agreement and the conversion privileges of the Series A Preferred Stock and the Series B Preferred Stock, (B) the rights provided in Section 4 of the Third Amended and Restated Investors’ Rights Agreement, and (C) the securities and rights described in Section 2.2(c) of this Agreement and on Section 2.2(d) to the Disclosure Letter, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, or any securities convertible into or exchangeable for shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock. All outstanding shares of the Company’s Common Stock and all shares of the Company’s Common Stock underlying outstanding options are subject to (i) a right of first refusal in favor of the Company upon any proposed transfer (other than transfers for estate planning purposes); and (ii) a lock-up or market standoff agreement of not less than 180 days following the Company’s initial public offering pursuant to a registration statement filed with the Securities and Exchange Commission under the Securities Act.
               (e) Except as set forth on Section 2.2(e) to the Disclosure Letter, none of the Company’s stock purchase agreements or stock option documents contains a provision for acceleration of vesting (or lapse of a repurchase right) or other changes in the vesting provisions or other terms of such agreement or understanding upon the occurrence of any event or combination of events. The Company has never adjusted or amended the exercise price of any stock options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means. Except as set forth in the Restated Certificate, the Company has no obligation (contingent or otherwise) to purchase or redeem any of its capital stock.
               (f) No stock options, stock appreciation rights or other equity-based awards issued or granted by the Company are subject to the requirements of Section 409A of the Code. Each “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) under which the Company makes, is obligated to make or promises to make, payments (each, a “409A Plan”) complies in all material respects, in both form and operation, with the requirements of Section 409A of the Code and the guidance thereunder. No payment to be made under any 409A Plan is, or to the knowledge of the Company will be, subject to the penalties of Section 409A(a)(1) of the Code.

          2.3 Subsidiaries. Except as set forth on Section 2.3 to the Disclosure Letter, the Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement.
          2.4 Authorization. All corporate action required to be taken by the Company’s Board of Directors and stockholders in order to authorize the Company to enter into the Transaction Agreements, and to issue the Shares at the Closing and the Common Stock issuable upon conversion of the Shares, has been taken or will be taken prior to the Closing. All action on the part of the officers of the Company necessary for the execution and delivery of the Transaction Agreements, the performance of all obligations of the Company under the Transaction Agreements to be performed as of the Closing, and the issuance and delivery of the Shares has been taken or will be taken prior to the Closing. The Transaction Agreements, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Third Amended and Restated Investors’ Rights Agreement and each Indemnification Agreement may be limited by applicable federal or state securities laws.
          2.5 Valid Issuance of Shares. The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, the Restated Certificate, applicable state and federal securities laws and liens or encumbrances created by or imposed by a Purchaser. Assuming the accuracy of the representations of the Purchasers in Section 3 of this Agreement and subject to the filings described in Section 2.6(ii) below, the Shares will be issued in compliance with all applicable federal and state securities laws. The Common Stock issuable upon conversion of the Shares has been duly reserved for issuance, and upon issuance in accordance with the terms of the Restated Certificate, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, the Restated Certificate, applicable federal and state securities laws and liens or encumbrances created by or imposed by a Purchaser. Based in part upon the representations of the Purchasers in Section 3 of this Agreement, and subject to Section 2.6 below, the Common Stock issuable upon conversion of the Shares will be issued in compliance with all applicable federal and state securities laws.
          2.6 Governmental Consents and Filings. Assuming the accuracy of the representations made by the Purchasers in Section 3 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for (i) the filing of the Restated Certificate, which will have been filed as of the Initial Closing, and (ii) filings pursuant to Regulation D of the Securities Act, and applicable state securities laws, which have been made or will be made in a timely manner.
          2.7 Litigation. Except as set forth on Section 2.7 to the Disclosure Letter, there is no claim, action, suit, proceeding, arbitration, complaint, charge or, investigation pending or, to the Company’s knowledge, currently threatened (i) against the Company or any officer, director or Key Employee of the Company arising out of their employment or board relationship with the Company; (ii) that questions the validity of the Transaction Agreements or the right of the Company to enter into them, or to consummate the transactions contemplated by the Transaction Agreements; or (iii) that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Neither the Company nor, to the Company’s knowledge, any of its officers, directors or Key Employees is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers, directors or Key Employees, such as would affect the Company). There is no action, suit, proceeding or investigation by the Company pending or which the Company intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Company) involving the prior employment of any of the Company’s employees, their services provided in connection with the Company’s business, or any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.
          2.8 Intellectual Property. The Company owns or possesses sufficient legal rights to all Company Intellectual Property without any known conflict with, or infringement of, the rights of others. To the Company’s knowledge, no product or service marketed or sold (or proposed to be marketed or sold) by the Company violates or will violate any license or infringes or will infringe any intellectual property rights of any other party. Other than as set forth on Section 2.8 to the Disclosure Letter, other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Company Intellectual Property, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person. The Company has not received any communications alleging that the Company has violated or, by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person. The Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s business. To the Company’s knowledge, it will not be necessary to use any inventions of any of its employees or consultants (or Persons it currently intends to hire) made prior to their employment by the Company. Each Company employee and consultant who has contributed to the Company Intellectual Property has assigned to the Company all intellectual property rights he or she owns that are part of the Company Intellectual Property. Section 2.8 to the Disclosure Letter lists all Company Intellectual Property that is registered or for which a pending registration has been filed. The Company has not embedded any open source, copyleft or community source code in any of its products generally available or in development, including but not limited to any libraries or code licensed under any General Public License, Lesser General Public License or similar license arrangement. For purposes of this Section 2.8, the Company shall be deemed to have knowledge of a patent right if the Company has actual knowledge of the patent right or would be found to be on notice of such patent right as determined by reference to United States patent laws.
          2.9 Compliance with Other Instruments. The Company is not in violation or default (i) of any provisions of its Restated Certificate or Bylaws, (ii) of any instrument, judgment, order, writ or decree in which the Company is named or by which it is bound, (iii) under any note, indenture or mortgage, or (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound that is required to be listed on the Disclosure Letter, or of any provision of federal or state statute, rule or regulation applicable to the Company, the violation of which would have a Material Adverse Effect. The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company.
          2.10 Agreements; Actions.
               (a) Except for the Transaction Agreements, there are no agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of $100,000, (ii) the license of any patent, copyright, trademark, trade secret or other proprietary right to or from the Company, (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other Person that limit the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products, or (iv) indemnification by the Company with respect to infringements of proprietary rights.
               (b) The Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of $100,000 or in excess of $1,000,000 in the aggregate, (iii) made any loans or advances to any Person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business. For the purposes of subsections (b) and (c) of this Section 2.10, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including Persons the Company has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsection.
               (c) The Company is not a guarantor or indemnitor of any indebtedness of any other Person.

          2.11 Certain Transactions.
               (a) Except as set forth on Section 2.11 to the Disclosure Letter, and other than (i) standard employee benefits generally made available to all employees, (ii) standard director and officer indemnification agreements approved by the Board of Directors, and (iii) the purchase of shares of the Company’s capital stock and the issuance of options to purchase shares of the Company’s Common Stock, in each instance, approved in the written minutes of the Board of Directors (previously provided to the Purchasers or their counsel), there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, consultants or Key Employees, or any Affiliate thereof.
               (b) Except as set forth on Section 2.11 to the Disclosure Letter, the Company is not indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees. Except as set forth on Section 2.11 to the Disclosure Letter, none of the Company’s directors, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing (i) is, directly or indirectly, indebted to the Company or, (ii) to the Company’s knowledge, has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company except that directors, officers or employees or stockholders of the Company may own stock in (but not exceeding two percent (2%) of the outstanding capital stock of) publicly traded companies that may compete with the Company. None of the Company’s Key Employees or directors or any members of their immediate families or any Affiliate of any of the foregoing are, directly or indirectly, interested in any contract with the Company. None of the directors or officers, or any members of their immediate families, has any material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Company’s customers, suppliers, service providers, joint venture partners, licensees and competitors.
          2.12 Rights of Registration and Voting Rights. Except as provided in the Third Amended and Restated Investors’ Rights Agreement, the Company is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. To the Company’s knowledge, except as contemplated in the Third Amended and Restated Voting Agreement, no stockholder of the Company has entered into any agreements with respect to the voting of capital shares of the Company.
          2.13 Absence of Liens. The property and assets that the Company owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in compliance with such leases and, to its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets.

          2.14 Financial Statements. The Company has delivered to each Purchaser its audited financial statements as of December 31, 2010 and for the fiscal year ended December 31, 2010, and its unaudited financial statements (including balance sheet, income statement and statement of cash flows) as of September 30, 2011 and for the period ended September 30, 2011 (collectively, the “Financial Statements”). The Financial Statements fairly present in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Financial Statements to normal year-end audit adjustments. Except as set forth in the Financial Statements, the Company has no material liabilities or obligations, contingent or otherwise, other than liabilities incurred in the ordinary course of business subsequent to September 30, 2011, obligations under contracts and commitments incurred in the ordinary course of business and liabilities and obligations of a type or nature not required under generally accepted accounting principles to be reflected in the Financial Statements, which, in all such cases, individually and in the aggregate would not have a Material Adverse Effect. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles.
          2.15 Changes. Since September 30, 2011, there have been no events or circumstances of any kind that have had or could reasonably be expected to result in a Material Adverse Effect.
          2.16 Employee Matters.
               (a) As of the date hereof, the Company employs 19 full-time employees, no part-time employees and no temporary employee and engages two consultants or independent contractors. Glori Oil S.R.L., the wholly owned subsidiary of the Company, employees no full-time employees. Section 2.16(a) of the Disclosure Letter sets forth a detailed description of all compensation, including salary, bonus, severance obligations and deferred compensation paid or payable for each officer, employee, consultant and independent contractor of the Company who received compensation in excess of $50,000 for the fiscal year ended December 31, 2010 or is anticipated to receive compensation in excess of $50,000 for the fiscal year ending December 31, 2011.
               (b) To the Company’s knowledge, none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of the Company or that would conflict with the Company’s business. Neither the execution or delivery of the Transaction Agreements, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as now conducted and as presently proposed to be conducted, will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.
               (c) Except as set forth on Section 2.16(c) to the Disclosure Letter, the Company is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants, or independent contractors. The Company has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification, and collective bargaining. The Company has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties, or other sums for failure to comply with any of the foregoing.
               (d) To the Company’s knowledge, no Key Employee intends to terminate employment with the Company or is otherwise likely to become unavailable to continue as a Key Employee, nor does the Company have a present intention to terminate the employment of any of the foregoing. The employment of each employee of the Company is terminable at the will of the Company. Except as set forth on Section 2.16(d) to the Disclosure Letter or as required by law, upon termination of the employment of any such employees, no severance or other payments will become due. Except as set forth on Section 2.16(d) to the Disclosure Letter, the Company has no policy, practice, plan, or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.
               (e) The Company has not made any representations regarding equity incentives to any officer, employees, director or consultant that are inconsistent with the share amounts and terms set forth in the minutes of meetings of the Company’s Board of Directors.
               (f) Except as set forth on Section 2.16(f) to the Disclosure Letter, each former Key Employee whose employment was terminated by the Company has entered into an agreement with the Company providing for the full release of any claims against the Company or any related party arising out of such employment.
               (g) Section 2.16(g) to the Disclosure Letter sets forth each employee benefit plan maintained, established or sponsored by the Company, or which the Company participates in or contributes to, which is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Company has made all required contributions and has no liability to any such employee benefit plan, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, and has complied in all material respects with all applicable laws for any such employee benefit plan.
               (h) The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Company. There is no strike or other labor dispute involving the Company pending, or to the Company’s knowledge, threatened, which could have a Material Adverse Effect, nor is the Company aware of any labor organization activity involving its employees.
               (i) To the Company’s knowledge, none of the Key Employees or directors of the Company has been (a) subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his business or property; (b) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) subject to any order, judgment, or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him from engaging, or otherwise imposing limits or conditions on his engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (d) found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated any federal or state securities, commodities, or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.
          2.17 Tax Returns and Payments. There are no federal, state, county, local or foreign taxes dues and payable by the Company which have not been timely paid. There are no accrued and unpaid federal, state, country, local or foreign taxes of the Company which are due, whether or not assessed or disputed. There have been no examinations or audits of any tax returns or reports by any applicable federal, state, local or foreign governmental agency. The Company has duly and timely filed all federal, state, county, local and foreign tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.
          2.18 Insurance. The Company has in full force and effect fire and casualty insurance policies with extended coverage, sufficient in amount (subject to reasonable deductions) to allow it to replace any of its properties that might be damaged or destroyed.
          2.19 Confidential Information and Invention Assignment Agreements. Each current and former employee, consultant and officer of the Company has executed an agreement with the Company regarding confidentiality and proprietary information substantially in the form or forms delivered to the counsel for the Purchasers (the “Confidential Information Agreements”). No current or former Key Employee has excluded works or inventions from his or her assignment of inventions pursuant to such Key Employee’s Confidential Information Agreement. The Company is not aware that any of its Key Employees is in violation thereof.
          2.20 Permits. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could reasonably be expected to have a Material Adverse Effect. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.
          2.21 Corporate Documents. The Restated Certificate and Bylaws of the Company are in the form provided to the Purchasers. The copy of the minute books of the Company provided to the Purchasers contains minutes of all meetings of directors and stockholders and all actions by written consent without a meeting by the directors and stockholders since the date of incorporation and accurately reflects in all material respects all actions by the directors (and any committee of directors) and stockholders with respect to all transactions referred to in such minutes.

          2.22 Real Property Holding Corporation. The Company is not now and has never been a “United States real property holding corporation” as defined in the Code and any applicable regulations promulgated thereunder. The Company has filed with the Internal Revenue Service all statements, if any, with its United States income tax returns which are required under such regulations.
          2.23 Environmental and Safety Laws. Except as could not reasonably be expected to have a Material Adverse Effect (a) the Company is and has been in compliance with all Environmental Laws; (b) there has been no release or, to the Company’s knowledge, threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste, or petroleum or any fraction thereof, (each a “Hazardous Substance”) on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company; (c) there have been no Hazardous Substances generated by the Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the United States; and (d) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Company, except for the storage of hazardous waste in compliance with Environmental Laws. The Company has made available to the Purchasers true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments.
          For purposes of this Section 2.23, “Environmental Laws” means any law, regulation, or other applicable requirement relating to (a) releases or threatened release of Hazardous Substance; (b) pollution or protection of employee health or safety, public health or the environment; or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.
          2.24 Qualified Small Business Stock. As of and immediately following the Initial Closing: (i) the Company will be an eligible corporation as defined in Section 1202(e)(4) of the Code, (ii) the Company will not have made purchases of its own stock described in Code Section 1202(c)(3)(B) during the one-year period preceding the Initial Closing, except for purchases that are disregarded for such purposes under Treasury Regulation Section 1.1202-2 and (iii) the Company’s aggregate gross assets, as defined by Code Section 1202(d)(2), at no time between its incorporation and through the Initial Closing have exceeded $50 million, taking into account the assets of any corporations required to be aggregated with the Company in accordance with Code Section 1202(d)(3); provided, however, that in no event shall the Company be liable to the Purchasers or any other party for any damages arising from any subsequently proven or identified error in the Company’s determination with respect to the applicability or interpretation of Code Section 1202, unless such determination shall have been given by the Company in a manner either grossly negligent or fraudulent.
          2.25 Disclosure. The Company has made available to the Purchasers all the information reasonably available to the Company that the Purchasers have requested for deciding whether to acquire the Shares, including certain of the Company’s projections describing its proposed business model (July 2011 spreadsheets) (the “Business Model”). No representation or warranty of the Company contained in this Agreement, as qualified by the Disclosure Letter, and no certificate furnished or to be furnished to the Purchasers at the Initial Closing contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. The Business Model was prepared in good faith; however, the Company does not warrant that it will achieve any results projected in the Business Model. It is understood that this representation is qualified by the fact that the Company has not delivered to the Purchasers, and has not been requested to deliver, a private placement or similar memorandum or any written disclosure of the types of information customarily furnished to purchasers of securities.
     3. Representations and Warranties of the Purchasers. Each Purchaser hereby represents and warrants to the Company, severally and not jointly, that:
          3.1 Authorization. The Purchaser has full power and authority to enter into the Transaction Agreements. The Transaction Agreements to which such Purchaser is a party, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (b) to the extent the indemnification provisions contained in the Investors’ Rights Agreement may be limited by applicable federal or state securities laws.
          3.2 Purchase Entirely for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Shares to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Shares. The Purchaser has not been formed for the specific purpose of acquiring the Shares.
          3.3 Disclosure of Information. The Purchaser has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Shares with the Company’s management and has had an opportunity to review the Company’s facilities. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of the Purchasers to rely thereon.
          3.4 Restricted Securities. The Purchaser understands that the Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the Shares, or the Common Stock into which it may be converted, for resale except as set forth in the Third Amended and Restated Investors’ Rights Agreement. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.
          3.5 No Public Market. The Purchaser understands that no public market now exists for the Shares, and that the Company has made no assurances that a public market will ever exist for the Shares.
          3.6 Legends. The Purchaser understands that the Shares and any securities issued in respect of or exchange for the Shares, may bear one or all of the following legends:
               (a) “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”
               (b) Any legend set forth in, or required by, the other Transaction Agreements.
               (c) Any legend required by the securities laws of any state to the extent such laws are applicable to the Shares represented by the certificate so legended.
          3.7 Accredited Investor. The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.
          3.8 Foreign Investors. If the Purchaser is not a United States person (as defined by Section 7701(a)(30) of the Code), such Purchaser hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Shares or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Shares. Such Purchaser’s subscription and payment for and continued beneficial ownership of the Shares will not violate any applicable securities or other laws of the Purchaser’s jurisdiction.
          3.9 No General Solicitation. Neither the Purchaser, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Shares.
          3.10 Exculpation Among Purchasers. Each Purchaser acknowledges that it is not relying upon any Person, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. Each Purchaser agrees that no Purchaser nor the respective controlling Persons, officers, directors, partners, agents, or employees of any Purchaser shall be liable to any other Purchaser for any action heretofore taken or omitted to be taken by any of them in connection with the purchase of the Shares.
          3.11 Residence. If the Purchaser is an individual, then the Purchaser resides in the state or province identified in the address of the Purchaser set forth on Exhibit A; if the Purchaser is a partnership, corporation, limited liability company or other entity, then the office or offices of the Purchaser in which its principal place of business is identified in the address or addresses of the Purchaser set forth on Exhibit A.
          3.12 Bridge Note. If the Purchaser is a holder of that certain Convertible Promissory Note made by the Company and dated May 31, 2011 (the “Bridge Note”), then such Purchaser hereby acknowledges and agrees that (i) the issuance and sale for the Shares pursuant to this Agreement shall constitute a “Qualified Financing” for purposes of Section 3 of the Bridge Note, and that this Agreement constitutes such Purchaser’s election in writing to treat the issuance and sale of the Shares as a “Qualified Financing” and (ii) together with the cash payment, if any, made by such Purchaser at the Initial Closing, such Purchaser cancels, surrenders and exchanges the principal amount of, and the accrued interest on, the Bridge Note held by such Purchaser for that number of shares of Series C Preferred Stock set forth in the column designated “Initial Closing Shares” opposite such Purchaser’s name on Exhibit A.
     4. Conditions to the Purchasers’ Obligations. The obligations of each Purchaser to purchase Shares at each Closing are subject to the fulfillment, on or before such Closing, of each of the following conditions, unless otherwise waived:
          4.1 Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true and correct in all material respects as of such Closing, except that any such representations and warranties shall be true and correct in all respects where such representation and warranty is qualified with respect to materiality.
          4.2 Performance. The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company on or before such Closing.
          4.3 Compliance Certificate. The Chief Executive Officer of the Company shall deliver to the Purchasers at each Closing a certificate certifying that the conditions specified in Sections 4.1 and 4.2 have been fulfilled.

          4.4 Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of such Closing.
          4.5 Board of Directors. As of the Initial Closing, the authorized size of the Board shall be eight, and the Board shall be comprised of Jonathan Schulhof, Michael Schulhof, Stuart Page, Matthew Gibbs, Jasbir Singh, Ganesh Kishore, Mark Puckett and John Clarke.
          4.6 Indemnification Agreements. The Company and each director designated by a Purchaser (other than the Purchaser relying upon this condition to excuse such Purchaser’s performance hereunder) shall have executed and delivered the Indemnification Agreements.
          4.7 Third Amended and Restated Investors’ Rights Agreement. The Company and each Purchaser and the other stockholders of the Company named as parties thereto shall have executed and delivered the Third Amended and Restated Investors’ Rights Agreement.
          4.8 Third Amended and Restated Right of First Refusal and Co-Sale Agreement. The Company, each Purchaser, and the other stockholders of the Company named as parties thereto shall have executed and delivered the Third Amended and Restated Right of First Refusal and Co-Sale Agreement.
          4.9 Third Amended and Restated Voting Agreement. The Company, each Purchaser and the other stockholders of the Company named as parties thereto shall have executed and delivered the Third Amended and Restated Voting Agreement.
          4.10 Restated Certificate. The Company shall have filed the Restated Certificate with the Secretary of State of Delaware on or prior to the Initial Closing, which shall continue to be in full force and effect as of the Initial Closing.
          4.11 Secretary’s Certificate. The Secretary of the Company shall have delivered to the Purchasers at the Initial Closing a certificate certifying (i) the Bylaws of the Company, (ii) resolutions of the Board of Directors of the Company approving the Transaction Agreements and the transactions contemplated under the Transaction Agreements, and (iii) resolutions of the stockholders of the Company approving the Restated Certificate.
          4.12 Legal Opinion. The Purchasers shall have received the Legal Opinion, dated as of the date of the Initial Closing.
          4.13 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to each Purchaser, and each Purchaser (or its counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested. Such documents may include good standing certificates.
          4.14 Minimum Initial Closing Proceeds. At the Initial Closing, the Company shall have received an aggregate of at least $6,313,203.66 (exclusive of amounts advanced under the Bridge Note) from the Purchasers.

     5. Conditions of the Company’s Obligations. The obligations of the Company to sell Shares to the Purchasers at each Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:
          5.1 Representations and Warranties. The representations and warranties of each Purchaser contained in Section 3 shall be true and correct in all material respects as of such Closing.
          5.2 Performance. The Purchasers shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them on or before such Closing.
          5.3 Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Share pursuant to this Agreement shall be obtained and effective as of the Closing.
          5.4 Third Amended and Restated Investors’ Rights Agreement. Each Purchaser shall have executed and delivered the Third Amended and Restated Investors’ Rights Agreement.
          5.5 Third Amended and Restated Right of First Refusal and Co-Sale Agreement. Each Purchaser and the other stockholders of the Company named as parties thereto shall have executed and delivered the Amended and Restated Right of First Refusal and Co-Sale Agreement.
          5.6 Third Amended and Restated Voting Agreement. Each Purchaser and the other stockholders of the Company named as parties thereto shall have executed and delivered the Third Amended and Restated Voting Agreement.
          5.7 Representation Letter. The Company shall have received a representation letter from Gentry-Glori Energy Investment LLC and each individual that holds a direct or indirect beneficial interest in Gentry-Glori Energy Investment LLC, in form and substance satisfactory to the Company.
     6. Miscellaneous.
          6.1 Survival of Warranties. Unless otherwise set forth in this Agreement, the representations and warranties of the Company and the Purchasers contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Purchasers or the Company.
          6.2 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

          6.3 Governing Law. This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York.
          6.4 Counterparts; Facsimile. This Agreement may be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
          6.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
          6.6 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page or Exhibit A, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 6.6. If notice is given to the Company, a copy shall also be sent to Fulbright & Jaworski L.L.P., Fulbright Tower, 1301 McKinney, Suite 5100, Houston, Texas, 77010-3095, Attn: Charles D. Powell and if notice is given to the Purchasers, a copy shall also be given to Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, Massachusetts, Attn: Lewis Geffen. In the case of Rawoz, a copy of the notice shall also be sent to Mr. K S Cheema, Executive Director (Legal & Projects), Omar Zawawi Establishment LLC at Post Box 879, Postal Code 100, Muscat, Oman, e-mail k.s.cheema@omzest.com / Fax No. 00968-24738454.
          6.7 No Finder’s Fees. Except as set forth in the Disclosure Letter, each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. Each Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which each Purchaser or any of its officers, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless each Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.
          6.8 Fees and Expenses. At the Closing, the Company shall pay (i) up to $35,000 in reasonable costs and out-of-pocket expenses of Gentry-Glori Energy Investment LLC and (ii) the reasonable fees and out-of-pocket expenses of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., counsel for the Purchasers.
          6.9 Attorney’s Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of the Transaction Agreements, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.
          6.10 Amendments and Waivers. Any term of this Agreement may be amended, terminated or waived only with the written consent of the Company and the holders of at least sixty-six and two thirds percent (66-2/3%) of the voting power of the Series C Preferred Stock. Any amendment or waiver effected in accordance with this Section 6.10 shall be binding upon the Purchasers and each transferee of the Shares (or the Common Stock issuable upon conversion thereof), each future holder of all such securities, and the Company.
          6.11 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.
          6.12 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.
          6.13 Entire Agreement. This Agreement (including the Exhibits hereto), the Restated Certificate and the other Transaction Agreements constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.
          6.14 Dispute Resolution. Any unresolved controversy or claim arising out of or relating to this Agreement, except (i) as otherwise provided in this Agreement, or (ii) for any such controversies or claims arising out of either party’s intellectual property rights for which a provisional remedy or equitable relief is sought, shall be submitted to arbitration by one arbitrator mutually agreed upon by the parties, and if no agreement can be reached within thirty (30) days, then by one arbitrator having reasonable experience in corporate finance transactions of the type provided for in this Agreement and who is chosen by the American Arbitration Association (the “AAA”). The arbitration shall take place in the city in Houston, Texas (unless otherwise agreed to in writing by the parties to the arbitration), in accordance with the AAA rules then in effect, and judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof. There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses and (c) such other depositions as may be allowed by the arbitrators upon a showing of good cause. Depositions shall be conducted in accordance with the New York Code of Civil Procedure, the arbitrator shall be required to provide in writing to the parties the basis for the award or order of such arbitrator, and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings. The prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled.
          6.15 Indemnification.
               (a) In consideration of each Purchaser’s execution and delivery of this Agreement and fulfillment of its, his or her obligations hereunder, and in addition to all of the Company’s other obligations under this Agreement, the Company shall defend, protect, indemnify and hold harmless each Purchaser and each Purchaser’s affiliates, officers, directors, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses (including, without limitation, costs of suit and reasonable attorneys’ fees and expenses) in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought) (the “Indemnified Liabilities”), incurred by the Indemnitees or any of them as a result of, or arising out of, or relating to any breach of any representation, warranty, covenant or agreement made by the Company herein. Notwithstanding the foregoing, the Company shall have no obligation to defend, protect, indemnify and hold harmless under this Section 6.15(a) the Indemnitees with respect to Indemnified Liabilities to the extent resulting from or arising out of the negligence or willful misconduct of any Indemnitee. Subject to Section 6.15(b), the Company shall reimburse the Indemnitees for the Indemnified Liabilities as such Indemnified Liabilities are incurred. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.
               (b) In connection with the obligation of the Company to indemnify for expenses as set forth in Section 6.15(a) above, the Company shall, upon presentation of appropriate invoices containing reasonable detail, reimburse each Indemnitee for all such Indemnified Liabilities as they are incurred by such Indemnitee; provided, however, that if such Indemnified Liabilities are incurred pursuant to a cause of action initiated by an Indemnitee against the Company, between the Company and such Indemnitee, such Indemnified Liabilities shall be reimbursed by the Company upon the final determination by a court of competent jurisdiction that the Company has breached a representation, warranty, covenant or agreement made by the Company herein.
               (c) The obligations of the Company in respect of a claim for indemnification or any other claim related to this Agreement shall not include any consequential or punitive damages. Notwithstanding anything to the contrary contained in this Agreement, the

Company’s total liability to any Indemnitee under this Section 6.15 or otherwise out of any transaction contemplated herein shall not exceed the amounts actually paid to the Company by such Indemnitee for Shares pursuant to this Agreement.
          6.16 No Commitment for Additional Financing. The Company acknowledges and agrees that no Purchaser has made any representation, undertaking, commitment or agreement to provide or assist the Company in obtaining any financing, investment or other assistance, other than the purchase of the Shares as set forth herein and subject to the conditions set forth herein. In addition, the Company acknowledges and agrees that (i) no statements, whether written or oral, made by any Purchaser or its representatives on or after the date of this Agreement shall create an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment, (ii) the Company shall not rely on any such statement by any Purchaser or its representatives and (iii) an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment may only be created by a written agreement, signed by such Purchaser and the Company, setting forth the terms and conditions of such financing or investment and stating that the parties intend for such writing to be a binding obligation or agreement. Each Purchaser shall have the right, in it sole and absolute discretion, to refuse or decline to participate in any other financing of or investment in the Company, and shall have no obligation to assist or cooperate with the Company in obtaining any financing, investment or other assistance.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties have executed this Preferred Stock Purchase Agreement as of the date first written above.

GLORI ENERGY INC.

By:	/s/ Stuart Page Stuart Page, President and Chief Executive Officer

Address: 4315 South Drive
Houston, TX 77053
[SIGNATURE PAGE TO GLORI ENERGY INC.
SERIES C PREFERRED STOCK PURCHASE AGREEMENT]

GENTRY-GLORI ENERGY INVESTMENT LLC

By: Name:	/s/ Larry Aschebrook Larry Aschebrook
Title:	Managing Member
[SIGNATURE PAGE TO GLORI ENERGY INC.
SERIES C PREFERRED STOCK PURCHASE AGREEMENT]

KPCB HOLDINGS, INC., AS NOMINEE

By: Name:	/s/ Eric Keller Eric Keller
Title:	President
[SIGNATURE PAGE TO GLORI ENERGY INC.
SERIES C PREFERRED STOCK PURCHASE AGREEMENT]

OXFORD BIOSCIENCE PARTNERS V L.P.
By:	OBP Management V L.P.

By:	/s/ Matthew A. Gibbs
Matthew A. Gibbs – General Partner

mRNA FUND V L.P.
By:	OBP Management V L.P.

By:	/s/ Matthew A. Gibbs
Matthew A. Gibbs – General Partner
[SIGNATURE PAGE TO GLORI ENERGY INC.
SERIES C PREFERRED STOCK PURCHASE AGREEMENT]

MALAYSIAN LIFE SCIENCES CAPITAL FUND LTD.

By:	Malaysian Life Sciences Capital Fund
Management Company Ltd, its Manager

By:	/s/ Dr. Roger Earl Wyse
Dr. Roger Earl Wyse, Co-Chairman
[SIGNATURE PAGE TO GLORI ENERGY INC.
SERIES C PREFERRED STOCK PURCHASE AGREEMENT]

ENERGY TECHNOLOGY VENTURES, LLC.

By:	/s/ Kevin Skillern
Name:	Kevin Skillern
Title:	Managing Director
[SIGNATURE PAGE TO GLORI ENERGY INC.
SERIES C PREFERRED STOCK PURCHASE AGREEMENT]

SCHEDULES AND EXHIBITS

Exhibit A	—	Schedule of Purchasers

Exhibit B	—	Form of Amended and Restated Certificate of Incorporation

EXHIBIT A
SCHEDULE OF PURCHASERS
Initial Closing — December 30, 2011

			Aggregate
			Purchase Price
			for Initial	Total Initial
Investor	Cash	Surrendered Debt	Closing	Closing Shares
Oxford Bioscience Partners V L.P.	$1,466,939.34	N/A	$1,466,939.34	535,184
222 Berkeley St, Suite 1960 Boston, MA 02116

mRNA Fund V L.P.	$33,059.20	N/A	$33,059.20	12,061
222 Berkeley St, Suite 1960 Boston, MA 02116

Malaysian Life Sciences Capital	$1,999,998.06	N/A	$1,999,998.06	729,660
Fund Ltd. c/o Burrill & Company One Embarcadero Center, Suite 2700 San Francisco, CA 94111 Attn: Greg Young

KPCB Holdings, Inc. as nominee	$499,999.52	N/A	$499,999.52	182,415
2750 Sand Hill Road Menlo Park, CA 94025 Attention: Randy Komisar Trae Vassallo John Denniston

			Aggregate
			Purchase Price
			for Initial	Total Initial
Investor	Cash	Surrendered Debt	Closing	Closing Shares
Energy Technology Ventures, LLC		Principal[1] = $1,500,000

c/o GE Capital, Equity Attn: Account Manager, Equity		Interest[2] = $70,027.40

201 Merritt 7 Norwalk, CT 06851

With a copy to:	N/A		$1,570,027.40	572,793

c/o GE Energy Financial Services		Total Amount[3] =

Attn: Portfolio Manager, VC		$1,570,027.40

800 Long Ridge Road Stanford, CT 06927

Gentry-Glori Energy Investment	$2,313,207.54	N/A	$2,313,207.54	843,928
LLC c/o Gentry Financial Partners 205 N. Michigan Ave., Suite 3770 Chicago, IL 60601 Attn: Thomas B. Raterman

Total:	$6,313,203.66	$1,570,027.40	$7,883,231.06	2,876,041

1	Principal amount of Bridge Note.

2	Amount of accrued but unpaid interest through Initial Closing.

3	Total of Principal and accrued interest surrendered in exchange for Series C Preferred Stock.

EXHIBIT B
FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
[See attached.]